RAYOVAC CORPORATION ANNOUNCES
                    PRICING OF THE TENDER OFFER FOR ITS
                   OUTSTANDING SENIOR SUBORDINATED NOTES


         Madison, WI, June 25, 2001 /PRNewswire/ -- Rayovac Corporation ("Rayovac") announced today the pricing terms for the tender offer for all of its outstanding $65 million principal amount of 10 1/4% Series B Senior Subordinated Notes due 2006 (the "Notes").

         The reference U.S. Treasury Bond is the U.S. Treasury 6-1/4% Bond due October 31, 2001; the yield on the reference U.S. Treasury Bond and the tender offer yield are 3.557% and 4.057%, respectively; and the total consideration per $1,000 principal amount for holders who tendered prior to the consent payment deadline of 5:00 p.m. New York time on June 13, 2001 is $1,071.20, of which $30.00 is a consent payment and $1,041.20 is a tender payment. Holders tendering after the consent payment deadline but prior to the expiration date will receive the tender payment. In addition, tendering holders of the Notes will receive accrued interest through the settlement date.

         The tender offer will expire at 11:59 p.m., New York City time, on June 27, 2001 (the "Expiration Date"). Rayovac anticipates depositing sufficient funds with the depositary for payment of the Notes on or about June 28, 2001.

         In connection with the offer, Rayovac sought and received consents to eliminate or modify substantially all of the covenants and certain events of default in the indenture relating to the Notes. The supplemental indenture incorporating the amendments has been executed and the amendments will become operative when the tendered notes are accepted for payment.

         Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and Consent Solicitation Statement dated May 31, 2001 and related documents. Copies of these documents can be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 848-3409 (toll free) or (212) 269-5550 (collect). Banc of America Securities LLC is the exclusive dealer manager for the tender offer and consent solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-1457 (collect).

         Rayovac is one of the world's leading battery and lighting device companies and the fastest growing manufacturers of general batteries in the United States. The Company also markets the number one rechargeable brand of battery and is the world leader in hearing aid batteries. Rayovac is traded on the New York Stock Exchange under the ROV symbol.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The offer and consent solicitation are made solely by the Offer to Purchase and Consent Solicitation Statement, as the same may be amended from time to time.

         Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of
(1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) unanticipated changes in consumer demand for the various types of consumer batteries, (3) unanticipated changes in the general economic conditions where we do business, such as stock market prices, interest rates, inflation and raw material costs, and (4) various other factors, including those discussed herein and those set forth in the Company's most recent Annual Report on Form 10-K and Registration Statement on Form S-3.